UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 10, 2005 (August 4, 2005)
UST INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-17506	06-1193986

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 West Putnam Avenue, Greenwich, Connecticut		06830

(Address of Principal Executive Offices)		(Zip Code)
(203) 661-1100

(Registrant’s Telephone Number, Including Area Code)
None

(Former Name, Former Address,
if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
In order to enhance the Company’s ability to continue to attract and retain qualified employees, officers and directors, and to update existing indemnification agreements to reflect changes in the legal and regulatory environment, upon the recommendation of its Nominating & Corporate Governance Committee, the Board of Directors of UST Inc. (the “Company”) adopted a resolution approving the form of an indemnification agreement and authorizing the Company, from time to time, to enter into an indemnification agreement with each of its directors and officers, as well as other key employees of the Company as the Chief Executive Officer may deem necessary or appropriate (collectively, “indemnitee”). The indemnification agreement generally provides for indemnification by the Company of indemnitees to the fullest extent permitted by law and, subject to the receipt of an undertaking to repay if it is ultimately determined that an indemnitee is not entitled to indemnification, for the advance payment of expenses. The rights of the indemnitee under the terms of the indemnification agreement are not exclusive of any other rights to which indemnitee is entitled to under applicable law, the Company’s Charter and Bylaws, the directors’ and officers’ liability insurance maintained by the Company or otherwise. The indemnification agreements being entered into at this time have an effective date of August 4, 2005. A copy of the form of indemnification agreement approved by the Company’s Board of Directors is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In light of recent changes to the General Corporation Law of the State of Delaware, on August 4, 2005, the Board of Directors of the Company adopted a resolution to amend the Company’s Amended and Restated Bylaws to provide that shares of the Company may be issued in uncertificated form. The amendment is effective August 4, 2005. A copy of the original provisions and the provisions as amended, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit 3.1	Bylaws Amendment
Exhibit 10.1	Form of UST Inc. Indemnification Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UST INC.

Dated: August 10, 2005	By: /s/ Richard A. Kohlberger

	Name:	Richard A. Kohlberger
	Title:	Senior Vice President, General Counsel and Secretary